UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2007

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	0-27527	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany-Shaker Road, Latham, New York 12110

(Address of Principal Executive Offices) (Zip Code)

(518) 782-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective July 9, 2007, the Board of Directors of Plug Power Inc. (the “Company”) appointed Gerard A. Anderson as the Company’s Chief Financial Officer. Previously, Mr. Anderson, 50, was the Executive Treasurer and Director of Finance of Intermagnetics General Corporation, a leading independent developer, manufacturer and marketer of cutting edge technology to advance magnetic resonance imaging and patient care. In those positions, Mr. Anderson was responsible for the company’s finance, treasury and risk management and business valuations functions. From September 2001 through 2002, Mr. Anderson served as Chief Financial officer of J. Management Company, a venture capital company with six operating subsidiaries. In that position, Mr. Anderson was responsible for the company’s finance operations, controllership, merger and acquisition and treasury functions, and he was a member of the executive team responsible for setting then strategic direction of the company.

Mr. David Waldek, previously the Company’s Interim Chief Financial Officer, will remain with the Company as Vice President of Finance.

The Company has agreed to pay Mr. Anderson an annual base salary of $225,000 and award him an annual bonus of up to thirty percent (30%) of his annual base salary.

In connection with the hiring of Mr. Anderson, the Company will enter into two severance agreements with Mr. Anderson. The first severance agreement provides that, among other things, if the Company terminates his employment (a “Terminating Event”), he will be entitled to (1) receive a lump sum payment equal to the sum of (i) his annual base salary in effect immediately prior to the Terminating Event and (ii) his annual bonus for the fiscal year immediately prior to the Terminating Event, and (2) accelerate vesting in his options by twelve (12) months following the Terminating Event. This agreement terminates upon a change of control of the Company. The second severance agreement provides that, among other things, if a Terminating Event occurs within twelve (12) months after a change in control of the Company, Mr. Anderson will be entitled to (1) receive a lump sum payment equal to the sum of (i) his average annual base salary over the three fiscal years prior to the Terminating Event and (ii) his average annual bonus over the three fiscal years prior to the change in control, (2) accelerate vesting in his options for twelve (12) months following the Terminating Event, and (3) receive benefits, including health, dental and life insurance for twelve (12) months following the Terminating Event. The foregoing summaries are qualified in their entirety by reference to the copies of the Severance Agreements, which are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

In addition, in connection with the hiring of Mr. Anderson, the Company and Mr. Anderson entered into a Non-Qualified Stock Agreement (the “Stock Option Agreement”) under the Company’s 1999 Stock Option and Incentive Plan (the “Plan”), pursuant to which the Company granted Mr. Anderson options to purchase 45,000 shares of the Company’s Common Stock at an exercise price of $3.33 per share, equal to the closing price of the Company’s Common Stock on the date of grant. The Stock Option Agreement provides that the shares vest one-third (1/3) immediately and one-third (1/3) on each of July 9, 2008 and 2009, so long as Mr. Anderson’s employment with the Company is not terminated prior to such dates. The Stock Option Agreement is substantially in the form filed by the Company as Exhibit 10.15 to its Quarterly Report on Form 10-Q on August 9, 2006.

Also in connection with the hiring of Mr. Anderson, the Company and Mr. Anderson entered into a Restricted Stock Agreement (the “Restricted Stock Agreement”) under the Plan, pursuant to which the Company granted to Mr. Anderson 20,000 restricted shares of common stock of the Company. The restrictions with respect to these shares will lapse with respect to one-third (1/3) of such shares on each of July 9, 2008, 2009 and 2010, so long as Mr. Anderson’s employment with the Company is not terminated prior to such dates. The Restricted Stock Agreement is substantially in the form filed by the Company as Exhibit 10.17 to its Quarterly Report on Form 10-Q on August 9, 2006.

Finally, in connection with the hiring of Mr. Anderson, the Company entered into an indemnification agreement with Mr. Anderson. The indemnification agreement requires, among other matters, that the Company indemnify Mr. Anderson to the fullest extent permitted by law and advance to Mr. Anderson all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under this agreement, the Company must also indemnify and advance all expenses incurred by Mr. Anderson in seeking to enforce his rights under the indemnification agreement and may cover Mr. Anderson under directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Mr. Anderson that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Company’s Board of Directors or its stockholders to eliminate the rights it provides. The foregoing summary is qualified in its entirety by reference to the copy of the Indemnification Agreement, which is attached as Exhibit 99.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
99.1	Severance Agreement, dated as of July 9, 2007, by and between Gerard A. Anderson and Plug Power Inc.

99.2	Executive Severance Agreement, dated as of July 9, 2007, by and between Gerard A. Anderson and Plug Power Inc.

99.3	Indemnification Agreement, dated as of June 4, 2007, by and between Gerard A. Anderson and Plug Power Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: July 12, 2007	By:	/s/ Roger B. Saillant
Roger B. Saillant
Chief Executive Officer